CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces the Acquisition of an
Outpatient Home Care Physical and Speech Therapy Practice

Houston, TX, April 30, 2025  – U.S. Physical Therapy, Inc. (the Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of an outpatient home care practice that provides physical, occupational, and speech therapy through its 50%-owned subsidiary, MSO Metro, LLC (“Metro”).  The practice currently generates approximately $2.1 million in annual revenues.  Metro acquired an 80% interest in the acquired company with the current owners retaining a 20% ownership interest.
Eric Williams, President and Chief Operating Officer-East, said, “We are extremely excited to further extend our outpatient reach with the ability to now provide physical therapy, occupational therapy, and speech therapy services to patients in the comfort of their homes on a broader scale in the northeast.  We see the expansion of homecare-based outpatient therapy as a natural extension to the clinic-based services we already provide and remain enthusiastic around opportunities to further grow this service line.”

About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 773 outpatient physical therapy clinics in 44 states.  USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.